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                                                                     Exhibit 3.1

           FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             MUSICMAKER.COM, INC.

          FIRST: The name of the corporation is musicmaker.com, Inc. (the "Corporation").

          SECOND: The address of the Corporation's registered office in the State of Delaware is 919 Market Street, Suite 1600, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Delaware Corporation Agency, Inc.

          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

          FOURTH: The Corporation shall have authority to issue two (2) classes of shares to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, par value $.01 per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Five Million Nine Hundred Fifty-Nine Thousand Five Hundred Nine (5,959,509) shares, par value $.01.

          The Board of Directors is authorized, subject to limitations prescribed by law and within the limitations and restrictions stated in this Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;

          (2) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
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          (4) Whether that series shall have conversion obligations or privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchases of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (8) Any other relative rights, preferences and limitations of that series.

          FIFTH: This Article is reserved for any future certificate of designation of rights, limitations and preferences of the Corporation's Preferred Stock as authorized by the Board of Directors.

          SIXTH: The following provisions are inserted for purposes of the management of the business and conduct of the affairs of the Corporation and for creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws and that certain Securities Purchase Agreement, dated as of December 8, 1997, among the Corporation and the parties listed therein as investors (the "Purchase Agreement"), and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws, the Purchase Agreement and this Restated Certificate of Incorporation.

          (b) The Board of Directors shall be divided into three (3) classes, as nearly equal as possible, with the term of office of the first class to expire at the 2000 annual meeting of stockholders (the "Class A Directors"), the term of office of the second class to expire at the 2001 annual meeting of stockholders (the "Class B Directors"), and the term of office of the third class to expire at the 2002 annual meeting of stockholders (the "Class C Directors"). At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

          (c) The election of directors may be conducted in any manner approved by the stockholders or as required by law at the time when the election is held and need not be by ballot.

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          (d)  All corporate power and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

          SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, no director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in this article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under (S)174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In the event the Delaware General Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors of the Corporation, the liability of the directors shall thereupon be eliminated or limited to the maximum extent permitted by the Delaware General Corporation Law, as so amended from time to time.

          EIGHTH: The Corporation shall indemnify, and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the extent permitted, and in the manner provided by, Section 145 of the Delaware General Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Delaware.

          NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. Nothing contained herein shall affect or impair the Corporation's ability to avail itself of any other state or federal law concerning insolvency and/or reorganization, including but not limited to Title 11 of the U.S. Code.

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